Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2007 Stock Incentive Plan, and the Employee Stock Purchase Plan of EMTA Holdings, Inc., of our report dated July 12, 2007, with respect to the consolidated financial statements of EMTA Holdings, Inc., filed with the Securities and Exchange Commission.

/s/ Semple, Marchal & Cooper, LLP

Phoenix, Arizona

November 30, 2007